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                                                                    EXHIBIT 99.1


MONDAY AUGUST 19, 8:04 AM EASTERN TIME

PRESS RELEASE

SOURCE: Daisytek International

DAISYTEK COMPLETES ACQUISITION OF ISA INTERNATIONAL
EUROPEAN COMPUTER SUPPLIES DISTRIBUTOR FULLY OWNED BY U.S. OPERATOR

ALLEN, Texas--(BUSINESS WIRE)--Aug. 19, 2002--Daisytek International Corporation (Nasdaq:DZTK - NEWS) has completed its acquisition of ISA International plc, one of the largest pan-European distributors of computer supplies with revenues of more than $500 million.

Daisytek bought the final shares of ISA using compulsory acquisition rights under U.K. law after acquiring 92.28% of ISA's ordinary share capital (representing 54.24 million shares) through shareholder acceptances and open-market purchases.

Daisytek is now the sole legal and beneficial owner of the entire issued share capital of ISA. Cash consideration for the ISA ordinary shares acquired (excluding costs and expenses) is approximately $5 million. In addition, Daisytek issued or will issue 140,042 shares of new restricted common stock to ISA shareholders who elected the restricted share offer.

The acquisition of ISA, which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based office products wholesaler, gives Daisytek a platform to expand into Europe with a computer and office supplies market estimated to be in excess $30 billion. The deal combines Daisytek's distribution expertise, financial resources and management experience with ISA's pan-European reach, customer relationships and local knowledge.

"Since our initial investment in September 2001, ISA has shown improved operations and increased sales. With the acquisition now complete, the ISA management team, with Daisytek's backing, will work to secure ISA's position as the premier computer supplies distributor in the European marketplace. Daisytek's goal is to be the largest supplier of computer and office supplies in the world, and having a strong foothold in Europe with a market-leading company such as ISA is a major achievement in our international growth strategy," said Jim Powell, Daisytek president and CEO.

Daisytek projects combined revenue for FY2003 will be $1.8 billion to $1.9 billion. EPS guidance for the year is $1.05 to $1.10 per diluted share. By the fiscal year ending March 2004, Daisytek expects ISA to be net accretive for the full fiscal year. EPS guidance for FY04 is $1.40 to $1.50 per diluted share with revenue growth of at least 10% to 15%.



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Daisytek is a global distributor of computer supplies, office products and accessories with operations in the United States, Canada, Mexico, Australia, Argentina, the United Kingdom, Ireland, France, Germany, Norway, Sweden and Italy. The company, headquartered near Dallas, is a Russell 2000 component, and is listed in the Forbes Platinum 400, Bloomberg 100 and VARBusiness Distribution 25 corporate rankings.

About Daisytek International
Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties (including equipment failure or a breach of our security measures), the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.


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Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2002.

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Contact:
Daisytek International
Jim Powell, 972/881-4700
Or
Michael A. Burns & Associates
Craig McDaniel, 214/521-8596 or 214/616-7186 mobile
cmcdaniel@mbapr.com